Exhibit 10.9

BOARD SERVICES AGREEMENT
RECITALS
This BOARD SERVICES AGREEMENT ("Agreement") is made by and between Zhoujia (Brad) Bao ("Bao") and Neutron Holdings, Inc. dba Lime (the "Company"). The Agreement amends, restates and renames the Transition Agreement entered into among the Company and other parties, effective as of August 17, 2020 (the "Prior Agreement."). Bao and the Company are each a "Party" to the Agreement and to the extent applicable are collectively referred to herein as the "Parties." This Agreement shall become effective on the date set next to the last of the Parties to sign below (the "Effective Date").
WHEREAS, the Prior Agreement contained certain provisions related to Bao's former employment with the Company that have expired or are no longer applicable; and
WHEREAS, the Company and Bao intend for this Agreement to supersede all provisions of the Prior Agreement, unless otherwise specified herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:
AGREEMENT
1.Board Service. Bao hereby agrees that Bao's right to continue serving on the Board will be determined in accordance with applicable Company governing documents and financing agreements.
2.Board Compensation. Effective as of the Effective Date and so long as he serves as a director (until the Company adopts a general policy or program regarding non-employee director compensation, in which Bao will become eligible to participate in such program or policy and shall no longer be eligible for compensation hereunder), Bao is entitled to receive the Company's customary director compensation package consisting of (i) an annual cash retainer of $45,000, and (ii) an annual equity award of $225,000. Cash compensation will be paid quarterly, based on Bao's service during the period, commencing on the Effective Date. The equity award shall be granted in the form of restricted stock units of the Company with a one-year cliff and in accordance with the Company's other standard terms and conditions and will be pro rated based on the time remaining in the Company's defined grant cycle from the Effective Date.
3.Indemnification. At all times while Bao is serving as a member of the Board, he shall have the same level of indemnification protection and D&O insurance coverage as is offered by the Company to all other members of the Board.
4.Equity Interests. The terms of any Bao existing shares and equity awards in the Company shall not be changed or modified by this Agreement and remain subject to their original terms and conditions.

5.Email Access and Computer. Bao will maintain access to his [***] email address and the computer that was provided to him by the Company. Bao understands and acknowledges that any use thereof and contents contained therein are considered Company Confidential Information (as defined below).
6.Protection of Company Confidential and Proprietary Information. Bao acknowledges his fiduciary duty to the Company as a member of the Company's Board of Directors to protect and keep confidential any and all Company information of any kind ("Company Confidential Information") unless already disclosed to the public by the Company.
7.Payment in Full. Bao acknowledges and agrees that he has received all payments, benefits or other sums due to him, pursuant to the Prior Agreement or otherwise, other than the compensation required to be paid pursuant to this Agreement in connection with his service on the Board.
8.Indemnification and Release. The indemnification, confidentiality and related provisions of the Prior Agreement, and the release of claims and related provisions remain in full force and effect.
9.Miscellaneous. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. The Prior Agreement, to the extent not expressly retained herein, and any other prior agreements with regard to the subject matter hereof are superseded by this Agreement. This Agreement shall not in any way affect, modify or nullify any other agreements that Bao has entered into with the Company regarding confidentiality, non-disclosure, non-solicitation, trade secrets, or inventions and invention assignments. This Agreement may not be modified or amended, except in a writing signed by both Parties. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on each of the Parties hereto. This Agreement may be executed by DocuSign or another e-signature program, and such electronic signatures shall be binding and deemed originals for purposes of enforcing this Agreement.
10.No Representations. Each Party has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto, which are not specifically set forth in this Agreement.
11.Governing Law. This Agreement shall be construed and enforced under the laws of the state of Delaware without regard to conflicts therein.
12.No Interference with Rights. Nothing in this Agreement shall be construed to waive any right provided by law that is not subject to waiver by private agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NEUTRON HOLDINGS, INC.
Dated:	10/18/2025
		By	/s/ Wayne Ting
WAYNE TING
Chief Executive Officer

Dated:	10/17/2025	By	/s/ Zhoujia (Brad) Bao
ZHOUJIA (BRAD) BAO

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